press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	April 27, 2007		716-687-4225

STRONG SALES GAINS DRIVE MOOG’S SOLID
EARNINGS IMPROVEMENT

Moog Inc. (NYSE: MOG.A and MOG.B) today announced second quarter earnings of $24.5 million, a 14% increase from a year ago on strong sales growth of 19%. Sales for the quarter were $385 million. On a per share basis, earnings of 57 cents were up 8% compared to a very strong quarter a year ago. The Company issued additional shares in the early part of fiscal ’06 and the average share count is now 43.1 million versus 40.7 million a year ago. The increase in earnings was achieved in spite of a $10 million increase in R&D expense, largely reflecting the Company’s investment in Boeing’s new 787 airplane.

On a year-to-date basis, Moog’s net earnings of $1.13 per were up 18% from last year. Sales for the six months were $741 million, a 17% increase over last year’s first half.

Total Aircraft sales in the quarter were up 14% to $146 million. The Company’s commercial aircraft sales were up 47% in the quarter to $69.3 million. Sales of original equipment to Boeing Commercial for the 7 Series production aircraft were also up 47% in the quarter. In addition, the Company had sales of over $8 million on the new 787-production order. Commercial aftermarket sales were up 8% to over $23 million. Sales of flight controls for business jets nearly doubled to $12 million in the quarter. In military aircraft, combined production activity on the F-18, the F-15, the V-22 and the Blackhawk helicopter programs was fairly stable. Sales on the F-35 Joint Strike Fighter development program were $13.8 million compared to over $20 million a year ago. Military aftermarket sales increased to $26.8 million.

The Space and Defense Segment had its best quarter ever. Revenues increased by 21% from a year ago to over $47 million. Increases were especially strong in the Defense Controls product line as a result of increased work on the Marine’s Light Armored Vehicle and the Army’s Future Combat Systems program. Improvements in the commercial satellite market led to a 39% sales increase in that category and a new level of nearly $14 million for the quarter.

Industrial sales were the strongest in Company history, increasing 15% to $111 million. The largest industrial market, plastic controls, accounted for $19 million in sales, reflecting a 23% increase. Strong growth in Europe and a recovery of plastics sales in Asia contributed. Sales of motion simulation equipment to Flight Safety and CAE were up 35% to a new high of $13 million.

Sales in the Components Segment of $69.4 million were up 18%. Sales increased in every major market. Aircraft sales increased 27% to over $23 million. Sales in Space and Defense were up 9% to over $13 million. The biggest percentage increase was in the marine market, a 46% increase to almost $7 million. Sales in the medical equipment market of over $14 million were up 15% from a year ago.

In the new Medical Devices Segment, total sales were $11.7 million, including $2.4 million from Zevex International, an acquisition that closed only two weeks before the end of the quarter. Sales in the Curlin product line of $9.3 million included pump sales of over $5 million and $4 million in administration sets and other accessories.

The Company’s current backlog of $685 million was up 11% from a year ago.

Given the strong performance in sales and earnings for the first two quarters and factoring in the recent acquisition of Zevex, the Company has updated its guidance for fiscal ’07. Total sales are now projected at $1.5 billion. Net earnings are forecasted in the range of $98 million to $102 million. The midpoint of that range, $100 million, would result in earnings per share of $2.32, an increase of 18% over last year.

“This was an excellent quarter in sales and earnings growth,” said R. T. Brady, Chairman and CEO. “While our Aircraft Group is in a period of intense R&D investment, all our other Segments are providing double-digit sales growth and margin improvement. The result is a continuation of our consistent pattern of growth in earnings and earnings per share.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment. Additional information about the Company’s quarter ended March 31, 2007 can be found on its website, www.moog.com including a text of its prepared conference call remarks.

Cautionary Statement
Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years if future plan results differ from assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xx) the possibility that litigation may result unfavorably to us, (xxi) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

MOOG INC. CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006

Net sales	$384,914	$322,109	$740,895	$632,280
Cost of sales	256,425	218,211	491,724	427,785
Gross profit	128,489	103,898	249,171	204,495

Research and development	25,655	15,980	47,893	29,587
Selling, general and administrative	60,749	51,382	117,495	104,942
Interest	6,382	4,877	12,067	10,497
Other	(535)	311	76	638
	92,251	72,550	177,531	145,664

Earnings before income taxes	36,238	31,348	71,640	58,831

Income taxes	11,751	9,886	23,089	20,572

Net earnings	$24,487	$21,462	$48,551	$38,259

Net earnings per share
Basic	$0.58	$0.54	$1.15	$0.97
Diluted	$0.57	$0.53	$1.13	$0.96

Average common shares outstanding
Basic	42,421,490	40,014,206	42,369,585	39,314,682
Diluted	43,102,869	40,723,532	43,059,806	40,005,871

Note - The Company’s financial statements include thirteen weeks for the three months ended March 31, 2007 and April 1, 2006 and 26 weeks for the six months ended March 31, 2007 compared to 27 weeks for the six months ended April 1, 2006.

MOOG INC. CONSOLIDATED SALES AND OPERATING PROFIT (dollars in thousands)

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Net Sales
Aircraft Controls	$145,706	$127,610	$276,493	$254,715
Space & Defense Controls	47,200	38,918	90,865	76,020
Industrial Controls	110,832	96,678	213,063	186,820
Components	69,431	58,903	137,750	114,725
Medical Devices	11,745	-	22,724	-
Net sales	$384,914	$322,109	$740,895	$632,280

Operating Profit and Margins
Aircraft Controls	$14,561	$16,334	$27,880	$32,274
	10.0%	12.8%	10.1%	12.7%
Space & Defense Controls	7,124	4,695	12,500	6,463
	15.1%	12.1%	13.8%	8.5%
Industrial Controls	14,779	11,685	28,278	23,235
	13.3%	12.1%	13.3%	12.4%
Components	9,839	8,323	22,954	18,470
	14.2%	14.1%	16.7%	16.1%
Medical Devices	1,138	-	3,283	-
	9.7%	-	14.4%	-
Total operating profit	47,441	41,037	94,895	80,442
	12.3%	12.7%	12.8%	12.7%

Deductions from Operating Profit
Interest expense	6,382	4,877	12,067	10,497
Stock compensation expense	598	475	2,200	2,487
Corporate expenses and other	4,223	4,337	8,988	8,627
Earnings before Income Taxes	$36,238	$31,348	$71,640	$58,831

MOOG INC. CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	March 31, 2007	September 30, 2006

Cash	$46,453	$57,821
Receivables	372,567	333,492
Inventories	328,022	282,720
Other current assets	63,341	54,068
Total current assets	810,383	728,101
Property, plant and equipment	354,933	310,011
Goodwill	503,120	450,971
Other non-current assets	139,441	118,571
Total assets	$1,807,877	$1,607,654

Notes payable	$15,741	$17,119
Current installments of long-term debt	2,109	1,982
Contract loss reserves	16,514	15,089
Other current liabilities	287,152	273,416
Total current liabilities	321,516	307,606
Long-term debt	470,049	367,457
Other long-term liabilities	190,330	169,735
Total liabilities	981,895	844,798
Shareholders' equity	825,982	762,856
Total liabilities and shareholders' equity	$1,807,877	$1,607,654